                                 EXHIBIT 10.11

                                 ASSET PURCHASE
                                   AGREEMENT

                                 By and Among:
                                  Sierra Press
                                       &
                                    Panorama

                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                   PANORAMA INTERNATIONAL PRODUCTIONS, INC.,

                              SIERRA PRESS, INC.,

                             TELLURIAN PRESS, INC.,

                                 JAMES WILSON,

                                  LYNN WILSON

                                      AND

                              JEFFREY D. NICHOLAS

                               TABLE OF CONTENTS

                                                                                                                            PAGE
                                                                                                                            ----
THE ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         Acquired Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         Excluded Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-

ASSUMED LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-

PURCHASE PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
         Stock Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
         Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
         Merger or Sale of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
         Tax Treatment of the Sale of the Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
         Officers and Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-

REPRESENTATIONS AND WARRANTIES OF
    SIERRA AND THE SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         Financial Statements and No Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         Tax Audits and Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         Restrictive Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         Authorization for Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         No Misleading Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-

REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -10-
         Existence and Good Standing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -10-
         Capital Stock of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -10-
         Financial Statements and No Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -10-
         Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -10-
         Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -11-
         Tax Audits and Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -11-
         Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -11-
         Restrictive Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -11-
         Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -11-
         Authorization for Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -11-

         No Misleading Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -11-
         Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -12-

FURTHER AGREEMENTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -12-
         Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -12-
         Commitments and Changes Prior to the Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -12-
         Consent to Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -12-
         Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -13-
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -13-
                 By the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -13-
                 By the Buyer and the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -13-
                 Claims for Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -13-
                 Right to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -13-
         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -14-

CONDITIONS TO OBLIGATIONS OF THE BUYER
    AND THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -14-
         Corporate Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -14-
         Good Standing and Tax Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -14-
         Truth of Representations, Warranties and Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -14-
         Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -15-
         Non-Competition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -15-
         Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -15-
         Amendment of Charter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -15-

CONDITIONS TO OBLIGATIONS OF THE
   SHAREHOLDERS AND SIERRA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -15-
         Corporate Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -15-
         Good Standing and Tax Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -15-
         Truth of Representations, Warranties and Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -16-
         Performance of Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -16-
         Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -16-
         Lease Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -16-

CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -16-

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -17-
         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -17-
         Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -17-
         Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -17-
         Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -17-
         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   -17-

EXHIBITS

Description of Exhibit

Form of Non-Competition Agreement                                            Exhibit A
Form of Employment Agreements                                                Exhibit B
Form of Lease Agreement                                                      Exhibit C

SCHEDULES

Description of Schedules

Excluded Receivables                                                         Schedule 1(A)(ii)
Additional Fixed Assets                                                      Schedule 1(A)(v)
Leasehold Rights                                                             Schedule 1(A)(x)
Excluded Assets                                                              Schedule 1(B)(ii)
Immaterial Excluded Assets                                                   Schedule 1(B)(iv)
List of Jurisdiction where Sierra Conducts Business                          Schedule 4(A)
Description of Sierra Shareholders Debts/Loans                               Schedule 4(B)
Excluede Personal Property                                                   Schedule 4(C)
Description of Real Property                                                 Schedule 4(D)
List of Material Contracts of Sierra                                         Schedule 4(E)
List of Employee Benefit Plans of Sierra                                     Schedule 4(F)
Filing/Payment of Taxes due of Sierra                                        Schedule 4(G)
List of Liabilities of Sierra                                                Schedule 4(H)
Legal Proceedings of Sierra                                                  Schedule 4(J)
Accounts Receivable of Sierra                                                Schedule 4(K)
Audited Financial Statements of the Company                                  Schedule 5(C)
Description of Real Property of the Company                                  Schedule 5(E)
Filing/Payment of Taxes due of the Company                                   Schedule 5(F)
List of Liabilities of the Company                                           Schedule 5(G)
Legal Proceedings of the Company                                             Schedule 5(I)

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT ("Agreement"), is made and entered into this 18th day of June, 1996, by and between PANORAMA INTERNATIONAL PRODUCTIONS, INC., a Delaware corporation (the "Company"); TELLURIAN PRESS, INC., a California corporation ("Buyer"), SIERRA PRESS, INC., a Delaware corporation ("Sierra"); and JAMES WILSON, LYNN WILSON AND JEFFREY D. NICHOLAS
(collectively, the "Shareholders").

         WHEREAS, the parties hereto propose to enter into this Agreement to provide for the acquisition of substantially all of the assets of Sierra by the Company through its wholly-owned subsidiary; and

         WHEREAS, the Company is authorized to issue 6,000,000 shares of common stock, $.001 par value per share, of which an aggregate of 4,760,799 will be issued and outstanding on the Closing Date (as hereinafter defined); and

         WHEREAS, the Buyer desires to acquire the assets of Sierra in exchange for shares of Company common stock in a transaction that will not qualify as a "tax free reorganization" pursuant to the provisions of Section 368(a)(1)(C) of the Internal Revenue Code of 1986 (the "Code"); and

         WHEREAS, the parties contemplate that the Company will be positioned to make a public offering of its common stock at an early time, subject to uncontrollable conditions, including the vagaries of the market for new issues, the availability of an underwriter and the ability to achieve or exceed business plans; and

         WHEREAS, the parties desire to set forth in this Agreement certain representations, warranties, agreements, and conditions with respect to the acquisition of the Sierra assets;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

         1.      THE ASSETS.

                 A.       ACQUIRED ASSETS.

                 Subject to the terms and conditions of this Agreement, on and as of the "Closing Date" (as hereinafter defined), Sierra shall sell to the Buyer, and the Buyer shall purchase from Sierra, all, and not less than all, of the assets and properties of Sierra (other than the "Excluded Assets" hereinafter defined) as set forth herein, and as same are constituted on the Closing Date (collectively, the "Assets"). Without limiting the generality of the foregoing, the Assets shall be comprised of all of the following:

                          (I)     All (i) cash on hand, cash and cash
equivalent items held by or on behalf of Sierra, including without limitation checking accounts, marketable securities, bank accounts and other cash items, (ii) the proceeds of accounts receivable including uncashed checks in payment thereof received by Sierra on or prior to the Closing Date, and (iii) related investments readily convertible into cash of Sierra (collectively, the "Cash Items");

                          (II)    All trade accounts receivable, notes
receivable and other rights to receive payment from customers of Sierra, including therein all accrued accounts receivable representing amounts payable in respect of products and services sold or otherwise provided to customers of Sierra which have not been invoiced or billed as at the Closing Date (collectively, the "Receivables"); provided, that the term Receivables shall not include those specific accounts receivable, if any, which are set forth on
Schedule 1(A)(ii) annexed hereto;

                          (III)   All inventories of raw materials,
work-in-process, finished goods, operating supplies and materials, factory and maintenance supplies and related inventory items, which are owned by Sierra and used in connection with its business (collectively, the "Inventories");

                          (IV)    All assumable prepaid items of Sierra for
which the Company would receive an economic benefit following the Closing Date, and appropriately pro-rated through the Closing Date (collectively, the "Prepaid Items");

                          (V)     All (i) machinery, equipment, molds, tooling,
jigs, dies, measuring and calibrating devices, automobiles and other vehicles, files, systems, furniture, fixtures, office equipment and (subject to the terms and conditions respecting ownership thereof as provided by the terms and conditions of any lease and/or agreements with respect to the occupancy of Real Property referred to in Section 1(A)(x) hereof) leasehold improvements of Sierra which are owned by Sierra (collectively, the "Fixed Assets"); (ii) those additional Fixed Assets listed on Schedule 1(A)(v) annexed hereto which have been ordered for Sierra prior to the Closing Date, whether or not received as at the Closing Date; and (iii) those leases of personal property listed on
Schedule 1(A)(v) annexed hereto;

                          (VI)    All letters patent, patent applications,
trademarks, copyrights and trade names, trademarks, computers, computer equipment, computer programs, computer software, and computer systems (other than those listed on Schedule 1(B)(ii)), library of books, records, know-how, trade secrets, technical information, brochures and other related assets of Sierra pertaining to its business and owned by Sierra (collectively, the "Intellectual Property");

                          (VII)   All customer lists, trade secrets, licenses,
permits, franchises, whether or not listed on Schedules to this Agreement, and related contract rights and other proprietary intangible assets of Sierra, whether or not confidential, and all books, records, printouts, drawings, data, files, notes, notebooks, accounts, invoices, correspondence and memoranda which are owned or possessed by Sierra (collectively, the "Documents and Records");

                          (VIII)  All tools categorized as small hand tools and
packaging and office supplies owned by Sierra, whether or not expensed (collectively, the "Supplies");

                          (IX)    All rights and benefits of Sierra under all:
(i) purchase orders on hand and customer bids and quotations; and all other contract rights, commitments and claims of Sierra which are specified under or pursuant to all manufacturers' warranties and any licenses or license agreements relating to any Intellectual Property used by Sierra for its business; (ii) contracts and agreements, including orders and commitments covering the purchase of Inventories and/or Supplies, the providing of services and/or products to customers, and agency, consultant and distributorship agreements; and (iii) all other contracts, orders and commitments which are not required to be scheduled pursuant to this Agreement and (in the case of such unscheduled contracts, orders and commitments) which have been entered into by Sierra in the normal and ordinary course of its business prior to the Closing Date and not in violation of the covenants contained in this Agreement (collectively, the "Contract Rights");

                          (X)     All leasehold rights, as lessee, in and to
those leases of real properties and improvements occupied by Sierra in connection with its business as are set forth of Schedule 1(A)(x) annexed hereto (the "Leased Real Estate");

                          (XI)    The exclusive rights in and to the name
"Sierra Press", and all trade names and trademarks associated therewith, whether alone or in conjunction with any other name or word, and all other names used by Sierra in connection with the operation of its business as a going concern;

                          (XII)   Except as it may relate to Excluded Assets
and Excluded Liabilities, all rights, benefits and claims, including rights of indemnification, monetary relief and/or replacement of Inventories, products or supplies, which may be asserted against any vendor, manufacturer or supplier of Inventories, Fixed Assets or Supplies included in the Assets;

                          (XIII)  Except for the Excluded Assets referred to in
Section 1.2 hereof, all other rights and assets tangible or intangible, of Sierra used by Sierra in connection with its business, except for such assets which have been disposed of in the normal and ordinary course of the business of Sierra and pursuant to this Agreement between the date hereof and the Closing Date;

                          (XIV)   All claims, recoveries, causes of action,
documents and records relating to pending proceedings, lawsuits and claims to which Sierra is a party as of the Closing Date and relating to Sierra, the Assets and/or to its business; and

                          (XV)    All rights incident, directly or indirectly,
to insurance policies, proceeds, loss funds, claims, litigation and insurance accounts in connection with the Assets, Sierra and the operation of the business prior to the Closing Date.

                 B.       Excluded Assets.

                 On the Closing Date, Sierra shall retain all right, title and interest in and to, and the Buyer shall not purchase or acquire, any of the following assets and properties of Sierra (hereinafter, the "Excluded Assets"):

                          (I)     all shares of capital stock and other
securities, the stock books and minute books of Sierra;

                          (II)    All photographic equipment, light tables and
transparencies which are the personal property of the shareholders of Sierra, which are specifically identified on Schedule 1(B)(ii) annexed hereto;

                          (III)   The real estate owned by Sierra in Mariposa,
California; and

                          (IV)    Those immaterial assets, if any, whether or
not used or held for use in connection with the conduct of the business of Sierra, as agreed upon by the Buyer and Sierra, which are specifically identified on Schedule 1(B)(iv) annexed hereto;

         2.      ASSUMED LIABILITIES

                 Subject to the terms and conditions of this Agreement, on and as of the "Closing Date" (as hereinafter defined), except for the Excluded Liabilities listed on Schedule 2, the Buyer shall assume and pay, perform and discharge, as the case may be, all, and not less than all, of the liabilities and obligations of Sierra, whether fixed or contingent, as disclosed on Sierra's March 31, 1996 balance sheet or incurred by Sierra from the date thereof to the Closing Date in the ordinary course of business. The Buyer shall not assume any of Sierra's tax liabilities except those disclosed on Sierra's March 31, 1996 balance sheet or incurred by Sierra from the date thereof to the Closing Date in the ordinary course of business.

         3.      PURCHASE PRICE.

                 A. STOCK CONSIDERATION. In consideration for its purchase of the Assets and in addition to its assumption or retention of the Assumed Liabilities (as applicable), the Company shall issue to Sierra or its designees an aggregate of 636,306 shares of Company Common Stock (the "Purchase Price"), payable as follows:

                          (i)   336,306 upon Closing; and

                          (ii)  the Company hereby agrees to issue to Sierra or
its designees, up to 300,000 additional shares of Company Common Stock as follows:

                                  (a)      Calculation of Additional Shares.
Commencing with the Company's fiscal year January 1, 1996 and ending December 31, 1998 (each a "Fiscal Year" and collectively, the "Fiscal Years"), Sierra, or its designees, shall be entitled to receive, on a pro rata basis, (i) an aggregate of one (1) share of Company Common Stock for every $1.00 of pre-tax net income of the Buyer for the 1996 Fiscal Year; an aggregate of one (1) share of Company Common Stock for every $1.00 of pre-tax net income of the Buyer in excess of $75,000 of pre-tax net income for the 1997 Fiscal Year; and an aggregate of one (1) share for Company Common Stock for every $1.00 of pre-tax net income of the Buyer in excess of $125,000 of pre-tax net income for the 1998 Fiscal Year and (ii) an aggregate of one (1) share of Company Common Stock for every $1.00 of pre-tax net income of the Buyer in excess of the following:
$80,000 of pre-tax net income for the 1996 Fiscal Year; $145,000 of pre-tax net income for the

1997 Fiscal Year; and $280,000 of pre-tax net income for the 1998 Fiscal Year. Such shares shall be issued to the Sierra, or its designess, within 120 days of the end of the applicable Fiscal Year based upon the audited financial statements of the Company for such year.

                                  (b)      Cumulative Adjustments.

                                        (1)     Notwithstanding the foregoing
formula, in no event shall the Company be obligated to issue in excess of Three Hundred Thousand (300,000) Shares (the "Maximum Additional Shares).

                                        (2)     In the event that Sierra, or
its designees, shall not, pursuant to the above formula, have received the Maximum Additional Shares in respect of any one Fiscal Year, the difference between 100,000 shares and the actual aggregate amount of shares received in earn-out payments in respect of such Fiscal Year shall be added to the Maximum Additional Shares in the next succeeding Fiscal Year, on a cumulative basis, and Sierra, or its designess, shall be entitled to receive such Maximum Additional Shares, as so adjusted in the next immediately succeeding Fiscal Year(s) until such time as the cumulative Maximum Additional Shares received in respect of all such Fiscal Years shall have aggregated Three Hundred Thousand (300,000) shares of Company Common Stock.

                 By way of example of the application of the foregoing, in the event that the Sierra, or its designess, shall have been entitled to receive, pursuant to the formula set forth above, an aggregate of 80,000 shares in respect of Fiscal Year 1996, the Maximum Additional Shares which it shall be entitled to receive pursuant to such formula in Fiscal Year 1997 shall be adjusted to 120,000 shares, and if only 80,000 shares of the 120,000 Maximum Additional Shares shall have been received by it pursuant to such formula in Fiscal Year 1997, the Maximum Additional Shares which it shall be entitled to receive in Fiscal 1998 shall be increased to 140,000 shares, so that, if earned, the aggregate Maximum Additional Shares issued over the three Fiscal Years ending 1998 shall have aggregated Three Hundred Thousand (300,000) shares.

                 B. FURTHER ASSURANCES. From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

                 C. MERGER OR SALE OF THE COMPANY. In the event that the Company shall be merged with or sold to another entity in a transaction in which the Company is not the surviving entity, and the consideration to be received by the Shareholders in such transaction is less than the consideration paid them by the Company at that point in time ($1.00 multiplied by the number of shares of Company Common Stock issued to them), the Shareholders shall have the option, exercisable by written notice given to the Company within fifteen
(15) days, of repurchasing Sierra at a price equal to the value paid by the Company for the Assets, the payment of any inter-company advances and the assumption of or provision for any liabilities of Sierra for which the Company may be liable. The closing of such transaction shall take place in a commercially reasonable manner, at such time and place as shall be agreed upon by the parties.

                 D. TAX TREATMENT OF THE SALE OF THE ASSETS. It is the intention of the parties hereto that the sale by Sierra of the Assets to the Buyer shall be treatable as a taxable event as to Sierra and Sierra has no present intention of liquidating, dissolving or otherwise winding up its affairs.

                 E. OFFICERS AND DIRECTORS. Upon the effectiveness of this Agreement, Messrs. Wilson and Nicholas shall enter into employment agreements with the Buyer, substantially in the form annexed hereto as Exhibit B, and shall have the right to designate one (1) member of the Company's Board of Directors until the earlier of (i) an initial public offering of the Company's Common Stock has been declared effective by the Securities and Exchange Commission or (ii) the Company shall have been merged with or otherwise sold in a transaction in which the Company is not the surviving entity.

                 Upon the effectiveness of this Agreement, Messrs. Wilson and Nicholas shall become as officers and directors of the Buyer and the officers and directors of Buyer shall be as follows:

                  Name                             Office
         Edward H. Resnick              Chairman of the Board and Director
         Jeffrey D. Nicholas            President and Director
         James Wilson                   General Manager and Director
         Lynn Wilson                    Director

         4. REPRESENTATIONS AND WARRANTIES OF SIERRA AND THE SHAREHOLDERS. Sierra and the Shareholders do hereby jointly and severally represent and warrant to the Company as follows:

                 A. EXISTENCE AND GOOD STANDING. Sierra is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; has the requisite corporate power and authority to own property and to conduct business as now being conducted; and is duly qualified to carry on its business and is in good standing in the jurisdictions indicated on Schedule 4(A) attached hereto, which Schedule 4(A) lists all of the jurisdictions in which Sierra conducts business, and the nature of the business conducted.

                 B. FINANCIAL STATEMENTS AND NO MATERIAL CHANGES. Sierra has heretofore furnished the Buyer with a balance sheet of Sierra as of December 31, 1995 and related statements of income and cash flows for the three fiscal years then ended, all prepared by the accountants for Sierra (the "Financial Statements"). Such Financial Statements, including the footnotes thereto, have been prepared in accordance with principles consistently followed throughout the periods indicated. Such balance sheet fairly presents the financial condition of Sierra as of the date thereof and reflects all claims against, and all debts and liabilities of Sierra, whether fixed, contingent, or otherwise, as of the date thereof, and such statements of income fairly present the results of the operations of Sierra for the period indicated. Such Financial Statements, including the footnotes thereto, do not contain any untrue statements of a material fact or omit any material fact necessary in order to make the statements contained in this paragraph or therein not misleading. Since January 1, 1996, there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, of Sierra, except for the contribution to the capital of Sierra of all Shareholder loans or other Shareholder debt, as described in Schedule 4(B), or except as provided below, and to the knowledge of Sierra, no fact or condition exists or is contemplated or threatened which might cause such a material adverse change in the future.

                 C. PERSONAL PROPERTY. Sierra has and will have on the Closing Date, good and marketable title to all personal and intangible property reflected on Schedule 4(C) attached hereto, or as set forth in the unaudited balance sheet of Sierra as of December 31, 1995, except as to changes made in the ordinary course of business and except those excluded personal assets of the Shareholders listed on Schedule 4(C).

                 D. REAL PROPERTY. Sierra owns the real property listed on Schedule 4(D). Title to such real property is not an asset to be acquired by Buyer in this transaction.

                 E. MATERIAL CONTRACTS. Set forth in Schedule 4(E), attached hereto, is a list identifying all material outstanding contracts, agreements, leases, and undertakings to which Sierra is a party or to which any of its properties are subject, except those referred to in other exhibits delivered pursuant to this Agreement; Sierra is not in default under any such contract, agreement, lease, or undertaking and it does not know of any default by any other party thereto, and no contract, agreement, lease, or undertaking referred to therein or in the exhibits delivered pursuant to this Agreement will be modified or changed prior to the Closing Date, without the prior written consent of the Buyer. Except to the extent indicated in Schedule 4(E), no consent or approval of other parties is required for the Buyer to succeed to such material contracts, agreements, leases, and undertakings pursuant to the sale of the Assets. Except for the contracts listed in Schedule 4(E) or otherwise accepted hereunder, Sierra does not have any outstanding agreement or arrangement with distributors, dealers, or other sales representatives in connection with the distribution of any of its products; and Sierra will not incur any further obligations or commitments, or make any further additions to its property or further purchases of equipment, or inventory, unless in the ordinary course of business or with the written consent of the Buyer.

                 F. EMPLOYMENT AGREEMENTS. Except for the contracts, agreements, or plans referred to in Schedule 4(F), attached hereto, Sierra does not have any obligation, contingent or otherwise, under any employment contract, collective bargaining agreement, executive compensation agreement, pension plan, retirement plan, profit sharing plan, stock purchase plan, stock option plan, or any other similar agreement or employee benefit plan. Except as set forth in Schedule 4(F), prior to the Closing Date, Sierra will not, without the prior written consent of the Buyer and the Company, make or agree to make any increase in the rate of wages, salaries, bonuses, or other remuneration of any of its officers or salaried employees or become a party to any employment contract or arrangement with any of its officers or employees providing for bonuses, profit sharing payments, severance pay, or retirement benefits.

                 G. TAX AUDITS AND PAYMENT OF TAXES. Except as set forth in Schedule 4(G), Sierra has properly completed and filed in correct form all federal, state, information, and other tax returns of every nature required to be filed by it, and no extensions of time in which to file any such returns are in effect. Sierra has paid all taxes (whether or not requiring the filing of returns), including all deficiency assessments, additions to tax, penalties, and interest of which notice has been received, to the extent that such amounts have become due. To the extent that tax liabilities have accrued but have not become payable, such amounts have been adequately reflected as liabilities on the balance sheet as at December 31, 1995.

                 H. LIABILITIES. Except as set forth on Schedule 4(H) annexed hereto, Sierra has no outstanding material claims, liabilities, or indebtedness, fixed, contingent, or otherwise, except as set forth in the financial information referred to in Section 4(B) above, other than (i) liabilities incurred in connection with this transaction; and (ii) liabilities incurred in the ordinary course of business. Sierra is not in default in respect to the terms or conditions of any indebtedness.

                 I. RESTRICTIVE DOCUMENTS. None of the Shareholders or Sierra is subject to, or a party to, any charter, bylaw, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment, or decree, or any other restriction of any kind or character which materially and adversely affects the business or financial condition of Sierra, or which would prevent (i) the consummation of the transactions contemplated by this Agreement; (ii) compliance by any of them with the terms, conditions, and provisions hereof; or (iii) the continued operation of the businesses of Sierra after the Closing Date on substantially the same basis as theretofore operated. The performance of the obligations of the Shareholders and Sierra under this Agreement do not on the date hereof, and will not hereafter, violate any of the terms or provisions of any such leases, instruments, agreements, or other documents binding upon the Shareholders or Sierra.

                 J. LITIGATION. Except as disclosed on Schedule 4(J) attached hereto, Sierra is not engaged in or a party to, or, to the knowledge of Sierra, threatened with, any legal action or other proceeding before any court or administrative agency.

                 K. ACCOUNTS RECEIVABLE. Set forth in Schedule 4(K) attached hereto are all accounts receivable and notes receivable of Sierra as at the end of the month immediately preceding the date of execution of this Agreement. All of such accounts receivable and notes receivable have arisen in the ordinary and usual course of the business of Sierra. None of such accounts and notes receivable are subject to any counterclaims or set-offs, except such as arise in the ordinary course of business and in the aggregate are not material to the business of Sierra.

                 L. INVENTORIES. All inventories held by Sierra are owned by it, and consist solely of inventories of the kind and quality regularly used and produced in its business, and such inventories, as of the Closing Date, will be in amounts reasonably related to the normal requirements of the business of Sierra, and will be good and merchantable and fit for the purposes intended.

                 M. AUTHORIZATION FOR AGREEMENT. The execution, delivery, and performance of this Agreement has been duly and validly approved by the Board of Directors of Sierra and the Shareholders. This Agreement is valid and binding on Sierra and the Shareholders in accordance with its terms.

                 N. NO MISLEADING STATEMENTS. The representations and warranties of the Shareholders and Sierra contained in this Agreement, or any Exhibit, list, or other document delivered to the Company pursuant hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. No information material to this transaction necessary to make any of the representations and warranties herein contained not misleading has been withheld from, or has not been disclosed in writing to the Company.

                 O. BROKERAGE. No brokers, finders or similar agents acting on behalf of the Shareholders or Sierra are entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated by this Agreement.

         5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents, warrants, and agrees as follows:

                 A. EXISTENCE AND GOOD STANDING. The Company is duly organized, validly existing, and in good standing under the laws of the State of Delaware and it has the requisite corporate power and authority to own property and to conduct business as now being conducted.

                 B. CAPITAL STOCK OF THE COMPANY. The Company has an authorized capitalization consisting of Six Million (6,000,000) shares of common stock, $.001 par value, of which Four Million Seven Hundred Sixty Thousand Seven Hundred Ninety-Nine (4,760,799) shares are issued and outstanding as of this date. All of the Company's outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable. When issued in accordance with the terms of this Agreement, the shares of Company Common Stock issuable hereby, including the shares comprising the Additional Consideration, will be duly authorized and validly issued and fully paid and non-assessable shares of Company Common Stock.

                 C.       FINANCIAL STATEMENTS AND NO MATERIAL CHANGES.
Schedule 5(C) annexed hereto sets forth (i) the audited balance sheets of the Company as of December 31, 1995, and statements of operations, changes in stockholders' equity (deficit) and cash flow for the fiscal year ended December 31, 1995, certified by Ernst & Young, LLP, independent certified public accountants (the "Audited Company Financial Statements").
Such Audited Company Financial Statements, including the footnotes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated. Also included in
Schedule 5(C) are the unaudited financial statements of the Company for the three months ended March 31, 1996. The balance sheets included in the foregoing financial statements fairly present the financial condition of the Company as of the dates thereof and reflect all claims against, and all debts and liabilities of the Company, whether fixed, contingent, or otherwise, as of the dates thereof, and such statements of operations fairly present the results of the operations of the Company for the periods indicated. Neither such balance sheets nor such income statements, including the footnotes thereto, contain any untrue statements of a material fact or omit any material fact necessary in order to make the statements contained in this paragraph or therein not misleading. Since March 31, 1996, there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, of the Company, except in the ordinary course of business, and to the Company's knowledge, no fact or condition exists or is contemplated or threatened which might cause such a material adverse change in the future.

                 D. PERSONAL PROPERTY. The Company has and will have on the Closing Date good and marketable title to all its personal and intangible property, except as to such changes in personal and intangible property as have been made in the ordinary course of business.

                 E. REAL PROPERTY. The Company owns no real property, except as listed on Schedule 5(E).

                 F. TAX AUDITS AND PAYMENT OF TAXES. Except as set forth on Schedule 5(F) annexed hereto: (i) the Company has properly completed and filed in correct form all federal, state, information, and other tax returns of every nature required to be filed by it, and no extensions of time in which to file any such returns are in effect; (ii) the Company has paid all taxes (whether or not requiring the filing of returns), including all deficiency assessments, additions to tax, penalties, and interest of which notice has been received, to the extent that such amounts have become due; and (iii) to the extent that tax liabilities have accrued but have not become payable, such amounts have been adequately reflected as liabilities on the balance sheet as of that date referred to in Section 5(C) above.

                 G. LIABILITIES. The Company has no outstanding claims, liabilities, or indebtedness, fixed, contingent, or otherwise, except (i) as set forth in the financial statements referred to in Section 5(C); (ii) liabilities incurred in connection with this transaction; (iii) liabilities incurred in the ordinary course of business; and (iv) liabilities listed on
Schedule 5(G) hereto. The Company is not in default in respect to the terms or conditions of any indebtedness.

                 H. RESTRICTIVE DOCUMENTS. The Company is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment, or decree, or any other restriction of any kind or character which materially and adversely affects the business or condition of the Company, or which would prevent (i) the consummation of the transactions contemplated by this Agreement; (ii) compliance by it with the terms, conditions, and provisions hereof; or (iii) the continued operation of the business of the

Company after the Closing Date on substantially the same basis as theretofore operated. The performance of the obligations of the Company under this Agreement does not on the date hereof, and will not hereafter, violate any of the terms or provisions of any such leases, instruments, agreements, or other documents of the Company.

                 I. LITIGATION. Except as disclosed on Schedule 5(I) attached hereto, the Company is not engaged in or a party to, or, to the knowledge of the Company, threatened with, any legal action or other proceeding before any court or administrative agency.

                 J. AUTHORIZATION FOR AGREEMENT. The execution, delivery, and performance of this Agreement has been duly and validly approved by the Board of Directors of the Company. No authorization of the stockholders of the Company is required to consummate the transactions contemplated by this Agreement. This Agreement is valid and binding on the Company in accordance with its terms.

                 K. NO MISLEADING STATEMENTS. The representations of the Company in this Agreement, or any Exhibit, Schedule, list, or other document delivered by the Company pursuant hereto do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein or herein not misleading. No information material to this transaction necessary to make any of the representations and warranties herein contained not misleading has been withheld from, or has not been disclosed in writing to Sierra.

                 L. BROKERAGE. No brokers, finders or similar agents acting on behalf of the Company are entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated by this Agreement.

         6. FURTHER AGREEMENTS OF THE PARTIES. The Shareholders, Sierra, Buyer and the Company further covenant and agree as follows:

                 A. ACCESS TO INFORMATION. The Company and Sierra may, prior to a period ending thirty (30) days after the signing of this Agreement, through its representatives, make such investigation of the properties, books, and records regarding the financial and legal condition as each of the Company and Sierra deems necessary or advisable to familiarize itself with such properties and other matters; any officers of Sierra and the Company will furnish the other party with such financial and operating data and other information with respect to the respective business and properties of Sierra and the Company, as may be legally disclosed, as Sierra and the Company shall from time to time reasonably request. Each party shall respond to a request for information within one week of such request for information. In the event that a party does not so respond, the due diligence period and the Closing Date shall be extended one day for each day of delay.

                 B. COMMITMENTS AND CHANGES PRIOR TO THE CLOSING DATE. Prior to the Closing Date and except as may be first approved by the Company or Sierra or as is otherwise permitted or required by this Agreement, (i) the business of Sierra and the Company shall be conducted only in the ordinary and usual course; (ii) no change shall be made in the Company's or Sierra's Certificate of Incorporation or Bylaws, other than to change its name; (iii) no contract or commitment shall be entered into by or on behalf of the Company or Sierra, except contracts in the ordinary course of business or contracts to maintain their properties; and (iv) no change shall be made affecting any bank, safe deposit, or power of attorney arrangements of the Company or Sierra.

                 C. CONSENT TO ASSIGNMENT. The Shareholders and Sierra agree that with respect to any contracts and agreements which may not be assignable pursuant to the sale of the Assets, they will use their collective best efforts to obtain from the other parties thereto either consents to the assignment thereof or new contracts running to the Buyer, containing substantially the same terms and conditions. To the extent, despite such best efforts, that any such contract is not so assigned, the Buyer shall, from and after the Closing Date, perform all of the obligations under such contract and agreement in the name of Sierra and shall be entitled to all of the privileges and benefits of such contract and agreement; provided, that the Buyer shall indemnify, defend and hold harmless the Shareholders from and against any personal liability, cost or expenses which may arise under any such contract or agreement, but only to the extent of actions taken or omitted to be taken by the Buyer from and after the Closing Date.

                 D. FINANCIAL STATEMENTS. Sierra shall deliver to the Company, as soon as they become available after the Closing Date, a balance sheet as of December 31, 1995 together with statements of income, cash flows and changes for the year then ended, accompanied by the unqualified opinion of Sierra's certified public accountants.

                 E.       INDEMNIFICATION.

                          (i)     By the Shareholders.  The Shareholders hereby
agree to indemnify, defend and hold harmless the Company, including interest, penalties and reasonable attorneys' fees and disbursements, from and against:
(a) any and all liabilities of the Shareholders and Sierra arising by virtue of the operation of Sierra prior to the Closing Date and not disclosed to the Buyer and the Company prior to the Closing Date, including but not limited to, any and all liabilities arising by virtue of failure of the Shareholders to fully comply with all federal and state laws and regulations; and (b) any material inaccuracy of any representation or any breach of any warranty, covenant or agreement of Sierra or the Shareholders contained in this Agreement or in any document, certificate or agreement of the Shareholders or Sierra delivered pursuant to this Agreement.

                          (ii)    By the Buyer and the Company.  The Buyer and
the Company agree to indemnify, defend and hold harmless the Shareholders from and against any and all liabilities, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements, arising out of due to or otherwise in respect of any inaccuracy of any representation or any breach of any warranty, covenant or agreement of the Buyer or Company contained in this Agreement or in any document, certificate or agreement delivered thereby pursuant hereto.

                          (iii)  Claims for Indemnity.  Whenever a claim shall
arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty
(30) days after the earlier of (A) the indemnified party's first receipt of notice of, or (B) the indemnified party's obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom.

                          (iv)  Right to Defend.  The indemnifying party shall
have the right, at its own expense and by its own counsel, to undertake to compromise, settle or defend any such matter involving the asserted liability of the party seeking such indemnification. If any indemnifying party shall undertake to compromise, settle or defend any such asserted liability, it shall within seven (7) days notify the indemnified party of its intention to do so. In any event, the indemnified party shall have the right, at its own expense, to participate in the defense of such asserted liability. If the indemnifying party shall fail to compromise, settle or defend any such asserted liability within a reasonable time after notice, the indemnified party shall have the right, but not the obligation, to undertake the compromise, settlement or defense thereof on behalf of, for the account of, and at the risk of the indemnifying party.

                 F. EXPENSES. The Company and Sierra shall each pay all of their respective legal fees and any accounting expenses in connection with the transactions contemplated by this Agreement.

         7. CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE COMPANY. The obligations of the Buyer and the Company to cause the sale of the Assets to become effective are subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived in writing by the Buyer and/or the Company:

                 A. CORPORATE ACTION. The Shareholders and Sierra shall have furnished the Company with (i) certified copies of resolutions, duly adopted by the holders of all outstanding shares of Sierra Stock approving this Agreement, and authorizing the transactions provided for herein in accordance with the terms hereof; (ii) certified copies of resolutions duly adopted by the Board of Directors of Sierra, to the same effect and (iii) certificates executed by the Shareholders to the effect that: (x) the Shareholders and Sierra have full power and authority to make, execute, deliver, and perform this Agreement; (y) such Agreement has been duly authorized and approved by proper action of Sierra; (z) this Agreement constitutes valid and legally binding obligations of the Shareholders and Sierra (as relevant) in accordance with its terms; (aa) all actions and proceedings required by law, this Agreement, or required to be taken by the Shareholders and Sierra and Sierra's Board of Directors at or prior to the Closing Date in order to make the sale of the Assets effective (as relevant), have been duly and validly taken; and (bb) the consummation of this Agreement will not result in a breach of the Certificate of Incorporation or the Bylaws of Sierra, or a default under the terms of any material agreements, leases or other obligations to which Sierra or any of the Shareholders is a party.

                 B. GOOD STANDING AND TAX CERTIFICATES. The Company shall have received: (i) a copy of the Certificate of Incorporation of Sierra, certified by the Delaware Corporations Department; and (ii) a good standing certificate from the Delaware Secretary of State, to the effect that Sierra is in good standing in such state.

                 C. TRUTH OF REPRESENTATIONS, WARRANTIES AND SCHEDULES. The representations and warranties of the Shareholders and Sierra contained in this Agreement and all schedules, exhibits, instruments, agreements, or other documents that may have been delivered to the Buyer and the Company pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same effect as those such representations and warranties had been made on and as of such date, or such schedules and instruments had been delivered on such date, and the Buyer and the Company shall have received on the Closing Date a certificate to that effect, dated the Closing Date and executed by the Shareholders and by the President or Vice President of Sierra.

                 D. PERFORMANCE OF AGREEMENTS. Each and all of the agreements of the Shareholders and Sierra to be performed on or before the Closing Date pursuant to the terms hereof shall have been substantially performed, and the Buyer and the Company shall have received on the Closing Date a certificate to that effect executed by the Shareholders and by the President of Sierra.

                 E. NON-COMPETITION AGREEMENT. On the Closing Date, each of the Shareholders shall have executed and delivered to the Company a non-competition agreement in substantially the form of Exhibit A annexed hereto and made a part hereof (the "Non-Competition Agreement").

                 F. EMPLOYMENT AGREEMENTS. On the Closing Date, Messrs. Wilson and Nicholas shall each enter into an employment agreement with the Buyer, substantially in the form of Exhibit B annexed hereto and made a part hereof (the "Employment Agreements").

                 G. AMENDMENT OF CHARTER. On the Closing Date, Sierra shall deliver to the Company a Certificate of Amendment to its Certificate of Incorporation and, if necessary, an Amended Certificate of Authority, for filing with the Delaware and California Secretaries of State, respectively, in order to change the corporate name of Sierra to a name which does not contain the words "Sierra Press."

         8. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS AND SIERRA. The obligations of the Shareholders and Sierra to cause the sale of the Assets to become effective are subject to the satisfaction on or prior to the Closing Date of the following conditions of this Section 8, any one or more of which may be waived in writing by the Shareholders:

                 A. CORPORATE ACTION. The Company shall have furnished certified copies of resolutions duly adopted by the Board of Directors of the Company, approving this Agreement and authorizing the transaction provided for herein in accordance with the terms hereof.

                 B.       [INTENTIONALLY OMITTED]

                 C. TRUTH OF REPRESENTATIONS, WARRANTIES AND SCHEDULES. The representations and warranties of the Company contained in this Agreement and all schedules, exhibits, instruments, agreements, or other documents that have been delivered to the

Shareholders and Sierra pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties have been made on and as of such date or such schedules and instruments have been delivered on such date and the Shareholders and Sierra shall have received on the Closing Date a certificate to that effect, dated the Closing Date and executed by the President of the Company.

                 D. PERFORMANCE OF AGREEMENTS. Each and all of the agreements of the Company to be performed on or before the Closing Date pursuant to the terms hereof, shall have been substantially performed, and the Shareholders and Sierra shall have received on the Closing Date a certificate to the effect and executed by the President of the Company.

                 E. EMPLOYMENT AGREEMENTS. On the Closing Date, the Buyer shall enter into the Employment Agreements.

                 F. LEASE AGREEMENT. On the Closing Date, the Buyer shall enter into a Lease Agreement (the "Lease") with the Shareholders, substantially in the form as annexed hereto as Exhibit C.

         9.      CLOSING.         Subject to the terms and conditions of this
Agreement, unless this Agreement shall have been previously terminated as herein provided, the closing of the transactions contemplated hereby (the "Closing Date") shall take place at a location to be mutually agreed upon, not later than thirty-five (35) days following execution of this Agreement.
Subject to the terms and conditions of this Agreement, each party agrees to use best efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to cause the Closing to be consummated and to make effective the transactions herein contemplated prior to June 30, 1996.

                 Notwithstanding the foregoing, in the event and to the extent that (i) any party fails to perform its covenants and agreements as provided in this Agreement, or (ii) any Exhibit, Schedule or other attachment hereto, or this Agreement itself, contains a misrepresentation or inaccuracy or omits to state information the absence of which makes this Agreement or any Exhibit, Schedule or other attachment hereto misleading or inaccurate at any time on or prior to the Closing Date, then either the other party may terminate this Agreement upon giving written notice to that effect to the other parties hereto.

         10.     MISCELLANEOUS.

                 A. NOTICES. Except as herein provided, any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered by overnight courier, or three (3) days after having been mailed by certified mail, return receipt requested, addressed to a party as follows:

         If to Sierra or the Shareholders:
                 Sierra Press, Inc.
                 4988 Gold Leaf Drive
                 Maripose, California 95338

         And if to the Buyer or the Company:
                 Panorama International Productions, Inc.
                 2621 Empire Avenue
                 Burbank, California 91504
                 Attn: Edward H. Resnick, Chairman

         with a copy to its counsel:
                 Bronson & Migliaccio
                 287 Bowman Avenue
                 Purchase, New York 10577
                 Attn:  H. Bruce Bronson, Jr., Esq.

or such other address as shall be furnished in writing by the parties, and such notice or communication shall be deemed to have been given as of the date so mailed.

                 B. PARTIES IN INTEREST. This Agreement shall be binding upon and inure to the benefit of the parties hereto and there respective successors and assigns.

                 C. ENTIRE AGREEMENT. It is understood and agreed that all understandings and agreements heretofore had between the parties hereto, are superseded in their entirety and are merged into this Agreement, which, together with the Exhibits and Schedules hereto, fully and completely express the parties' agreement.

                 D. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

                 E. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California.

                          IN WITNESS WHEREOF, the parties hereto have caused
this Agreement to be executed as of the date and year first above written.


                                  PANORAMA INTERNATIONAL
                                    PRODUCTIONS, INC.



                                  BY:/S/ EDWARD H. RESNICK
                                     ------------------------------------------
                                      EDWARD H. RESNICK, CHAIRMAN


                                  TELLURIAN PRESS, INC.


                                  BY:/S/ EDWARD H. RESNICK
                                     ------------------------------------------
                                      NAME:  EDWARD H. RESNICK
                                      TITLE:  CHAIRMAN


                                  SIERRA PRESS, INC.


                                  BY:/S/ JAMES WILSON
                                     ------------------------------------------
                                     NAME:  JAMES WILSON
                                     TITLE:  SECRETARY/TREASURER


                                  THE SHAREHOLDERS:


                                  /S/ JEFFREY D. NICHOLAS
                                  ---------------------------------------------
                                  JEFFREY D. NICHOLAS


                                  /S/ JAMES WILSON
                                  ---------------------------------------------
                                  JAMES WILSON


                                  /S/ LYNN WILSON
                                  ---------------------------------------------
                                  LYNN WILSON